Exhibit 10.19

MedAvail Technologies (US) Inc.
Unit 1 - 6665 Millcreek Drive
Mississauga, ON, L5N 5M4
Tel: 1 (905) 812-0023
June 20, 2019
PRIVATE AND CONFIDENTIAL
Neil Prezioso
[***]
Dear Neil,
Re: Offer of Employment
We at MedAvail Technologies (US) Inc. (“MedAvail” or the “Company”) believe that we are able to provide you with exciting and challenging career opportunities as part of our team.
MedAvail is pleased to extend to you an offer of employment on the terms and conditions outlined below.
1.Title. You will be employed as General Manager - Arizona. You will be reporting directly to the Chief Executive Officer.
2.Commencement Date. Your employment with us will begin on or about July 1, 2019 (“Commencement Date”).
3.Duties and Position. You agree to devote your whole working time to the performance of your duties and to perform your duties and responsibilities, as assigned to you from time to time by the Company, faithfully and to the best of your ability. Your duties are subject to change to meet Company needs. You agree to act in the best interests of the Company at all times. While you are employed, you agree that you will not be employed by or obtain an ownership interest in any other entity or person who is a competitor of the Company, or where you may be placed in a position of conflict with the Company.
4.Non-Disparagement. Further, without limiting the generality of the foregoing, while you remain employed and thereafter, you agree to refrain from making, directly or indirectly, any disparaging, defamatory, injurious or other negative or critical statements (including verbal statements, postings on Blogs, employer feedback sites, or other social media) about the Company, its subsidiaries, related entities and affiliates and each of their respective officers, directors, employees, servants, agents, and shareholders, whether to the Company’s customers, employees, prospective customers or employees, directors, suppliers, members of the public, the media, or otherwise.

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5.Base Salary. You will be paid an annual base salary of $350,000 USD (gross) subject to required statutory and other deductions which are hereby authorized by you. Your salary will be paid on a bi-weekly basis. With your authorization, this payment will be made directly into a bank account designated by you.
6.Vacation. You will be entitled to five (5) weeks’ vacation for every twelve months of employment (accruing at 2.08 days on a monthly basis). If you do not take your vacation in the applicable calendar year, you may use it in the first three (3) months of the following year, however, if you do not use it by that date, then any amount in excess of the statutory minimum amount will be forfeited. Vacation in the last twelve (12) months of employment will be pro- rated to reflect the actual time worked with the Company in that year.
7.Benefits. You will be immediately eligible to participate in our group health benefit plans in accordance with their terms, the details of which will be available upon the commencement of your employment with the Company. The group benefit plans may be amended at the Company’s sole discretion from time to time, and so long as the modified terms apply generally to employees, you agree that any such modification will not constitute constructive dismissal.
8.Short Term Incentive Plan. The Company’s Short Term Incentive Plan (“STIP”) is a discretionary bonus plan designed to support the overall compensation structure as a component of total compensation. You will be eligible for the opportunity to earn up to forty (40) percent of your base salary as an STIP bonus. The MedAvail Board of Directors will determine the corporate objectives and approve your departmental and individual objectives for each calendar year. In generally, fifty (50) percent of any STIP award is based on the achievement of the Company’s corporate objectives and the remaining fifty (50) percent is based on achievement of your departmental and individual objectives. The amount of any STIP bonus is determined at the discretion of the MedAvail Board of Directors and is not guaranteed to be paid in any given calendar year, or at all. The MedAvail Board of Directors will have sole discretion in determining whether any STIP award will be provided by way of cash or options granted pursuant to the Employee Stock Option Plan of MedAvail, Inc. You must be an active employee working at MedAvail on the date STIP bonuses are paid and not have given notice of resignation for a future date, in order for you to be eligible to receive any such STIP that you would otherwise be entitled to.
9.Employee Stock Option Plan. Upon completion of the 90th day following your Commencement Date with the Company, you will be granted stock options, representing 1% of the fully-diluted equity capital of MedAvail, Inc., the US parent entity of the Company, at an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board (the “Options”). The Options will be issued pursuant to the Employee Stock Option Plan of MedAvail, Inc. (the “ESOP Plan”). Subject to the Option Agreement and detailed provisions of the ESOP Plan, your Options will vest over 4 years from the date of grant, at a rate of 1/48th per month. You

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will be required to sign an Option Agreement documenting your Option grant and in which you affirm that your rights with respect to the Options will be subject to the applicable terms in the Plan and your Option Agreement. The Board of Directors may from time to time alter the terms and conditions of the ESOP Plan on a go forward basis, without notice to you.
10.Expenses. You shall be entitled to be reimbursed for all reasonable expenses duly and properly incurred for the performance of your duties if approval of said expenses is obtained in advance.
11.Hours of Work. In the execution of your duties, you will be expected to work not less than 40 hours per week, and in the evenings and on weekends where required. Your position is classified as exempt and does not qualify for overtime pay. You will be expected to travel throughout the US and to the Canadian headquarters of the Company from time to time.
12.Policies. You agree to abide by the rules, regulations, personnel practices, directives, programs and policies (the “Policies”) of the Company as issued and in effect at any time during your employment. On an annual basis, or otherwise as may be reasonably required by the Company, you shall be required to certify your commitment to comply with the Policies, which are subject to amendment by the Company at any time and from time to time.
13.Conditions. This offer and your continued employment is conditional upon the following:
(a)You shall provide documentation permitted on the Form I-9 establishing that you are legally authorized to work in the United States, and you agree to indemnify the Company and its subsidiaries from any claims, damages, costs or expenses caused by the breach of this representation;
(b)You shall provide a copy of a valid US passport;
(c)You shall submit to a credit check and/or security search and/or reference check to be conducted at the Company’s expense. Your employment with the Company is conditional upon the Company being satisfied with the results of such searches, in its sole discretion;
(d)You shall submit (at the request of the Company) to a drug screen at the expense of and at a laboratory designated by the Company. This offer of employment is contingent upon the Company being satisfied with the results of your drug screen, in the Company’s sole discretion; and
(e)You confirm that you have no obligations to third parties that would prevent you from performing your duties and responsibilities set out herein.

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14.Confidentiality
(a)You recognize that in the performance of your duties you will acquire detailed and confidential knowledge of the Company's operations and other confidential information and documents including, but not limited to, information and documents that are:
(i)of a technical nature, such as methods, know-how, processes, layouts, computer programs and similar items; and
(ii)of a business nature, such as information about operations or operational plans, personnel or personnel plans, development plans, marketing plans, sales or acquisition plans, and leasing plans; information about the Company's finances, costs or profits; information about the Company's business relationships and clients; and information about markets and the Company's current business plans and strategies, together, referred to as "Confidential Information".
(b)You agree that you will safeguard the Confidential Information, and will not in any way, including through social media, use, divulge, furnish or make accessible to any person, other than in the fulfillment of your duties to the Company, or as required by law, either during your employment or at any time thereafter, any Confidential Information which is acquired by you in the course of your employment with the Company. These obligations will not be applicable to the extent that information is in the public domain at the time of its disclosure through no breach by you of this Agreement.
(c)You agree not to transfer (i) the contact information of Company customers with whom you have had direct business contact in the twelve (12) months immediately preceding the last day on which you provide services to the Company, or (ii) the contact information of Company employees with whom you work, to your LinkedIn account or any other social media site. You specifically acknowledge that you have a positive obligation to protect, and not to disclose or use the Company's Confidential Information while engaging in social media activity of any nature.
(d)Any breach of these terms shall be grounds for immediate termination for cause. Additionally, you also agree and understand that any disclosure or use made of Confidential Information, other than within the terms contemplated in this Agreement, may cause irreparable harm and damage to the Company as a result of which the Company may, at its option, pursue any and all remedies at law or in equity to which it may be entitled as a result of any such disclosure or use.

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(e)In performing your duties for the Company, you must not use or disclose any confidential or proprietary information belonging to another entity that you are not authorized to use or disclose.
15.Intellectual Property
(a)All Confidential Information, inventions, works, trade secrets, trade-marks, copyrights, moral rights, patents, designs, ideas, creations, developments, formulas, programs codes, drawings, sketches, compilations of information, analysis, experiments, data, formula, methods, processes, techniques, prototypes, products, samples, equipment, tools, machines, and any modifications or improvements thereto and all benefit and advantage to be derived therefrom, relating in any way to the current or future business of the Company (collectively, the "Intellectual Property" or "IP"), created or conceived in whole or in part by you or on your behalf during all periods of time during which you are employed or engaged or contracted by the Company, or otherwise working on behalf of the Company, whether conceived during working hours and with the Company materials and supplies, or otherwise, shall be and remain the sole and exclusive property of the Company and you have no right, title or interest therein. You hereby irrevocably assign to the Company any and all right, title and interest that you may have now or in the future, or may have had, in and to the Intellectual Property, and waive any moral rights you may have therein.
(b)For greater certainty, the assignment includes any patent, copyright, industrial design, trade-mark and any other similar right pertaining to the Intellectual Property which you may have by virtue of having created, made, conceived or contributed to any such Intellectual Property, either solely or with others, in whole or in part, in the course of your employment or other working relationship with the Company and while concerned with or involved in the business carried on by the Company. You will promptly disclose all such Intellectual Property to the Company, and will not endeavor to benefit in any manner from such Intellectual Property. Any breach of this condition during your employment shall be grounds for immediate termination for cause.
(c)You will at any and all times, during the period of employment and after termination of your employment, do whatever is reasonably necessary or commercially reasonable to co-operate with the Company to apply for, secure, defend and enforce any Intellectual Property or deal with any issue relating to the business of the Company, at the expense of the Company. You acknowledge that you waive all moral rights in any Intellectual Property.

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16.Non-Solicitation
(a)It is a condition of this offer that you agree that while employed, and for a period of twelve (12) months after you leave the Company, regardless of the reason for your departure, that you will not:
(i)Solicit, directly or indirectly, or initiate contact with any Company Customer or Prospective Customer to offer such Company Customer or Prospective Customer a service or product competitive to that offered by the Company during your employment or to encourage a Company Customer to reduce or terminate its business relationship with the Company; or
(ii)Solicit, encourage, recruit, or hire, directly or indirectly, any employee or independent contractor working for the Company or who has worked for the Company in the six (6) months immediately preceding your last day of employment with the Company to resign his/her employment or retainer with the Company.
(b)For purposes of this Agreement,
(i)"Company Customer" means any then current customer of the Company with whom you have had any direct business contact or in the case of termination, a customer of the Company with whom you had any direct business contact on the last Day.
(ii)"Prospective Customer" means any entity with respect to whom you assisted the Company in soliciting to purchase the Company products or services, and for which entity the Company has not ceased its efforts to obtain that entity's business or in the case of termination, was such an entity on the last Day.
(iii)"Solicit, directly or indirectly" of a Company Customer or a Prospective Customer will expressly include, but not be limited to, (x) initiating communication or contact by you or your new employer, including through social media, or (y) advising those Company Customers or Prospective Customers that you are able to provide competitive services or products; provided, however, nothing herein is intended to limit communications or contacts that are unrelated to the Company’s business, services or products.
(c)You agree and acknowledge that the restrictions provided in this section are tied to the Company Customers with whom you worked directly, and the Prospective Customers with whom you had direct business contact and are designed to protect the relationship between the Company and those customers, so that a specified geographic limitation is not required.

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17.Reasonableness. You agree that the protections for the business described in sections 14 to 16, and section 19 are necessary to protect the business and its relationships with its customers, but are narrow enough not to impede your ability to earn a livelihood from other entities who are not Company Customers or Prospective Customers. You agree the restrictions are designed only to limit your access to Company Customers, Prospective Customers and persons working for the Company. You also agree that any violation of these restrictions will result in irreparable harm to the Company, and consequently, in addition to pursuing any damages or other remedial action arising from the breach, the Company may proceed to obtain injunctive proceedings to restrain any breach or threatened breach of these restrictions. You expressly waive any right to contest whether a breach of these restrictions would result in irreparable harm.
18.Termination of Employment. If you choose to accept this offer of Employment, your employment by the Company will be at-will, which means that either you or the Company may terminate your employment at any time and for any reason with or without notice. This offer letter does not constitute a contract or guarantee of continued employment, and the Company retains the right to modify, amend, or cancel the benefits and payments summarized in this letter at any time and without prior notice.
Upon termination of employment, by the next regularly scheduled payday you will be paid your wages earned through your date of termination as well as payment for all accrued but unused vacation days.
In addition, you acknowledge and agree that the Company may terminate your employment if the Company becomes aware, after the commencement of your employment, that you provided incomplete, false or misleading information in support of your candidacy for employment.
You acknowledge that, if you decide to terminate your employment with the Company, you will give the Company a minimum of two (2) weeks’ notice and during that period of notice, cooperate fully in the transitioning of your role.
19.Return of Property. You acknowledge, understand and agree that all memoranda, notes, records, charts, formulae, data, software, source code, object code, Confidential Information and other documents made, received, held or used by you during the course of your employment shall be the property of the Company and shall be delivered by you to the Company upon request at any time during the course of employment or on termination of employment along with all other property belonging to the Company in your possession or under your control. You agree to return all Confidential Information stored on any electronic device such as a blackberry or iphone ("Information System") not owned or controlled by the Company and shall delete all such Confidential Information in such a manner that it cannot be undeleted. The Company may require you to produce such an Information System for inspection, and/or a certificate affirming the destruction and non-retention of the Confidential Information.

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20.No Expectation of Privacy. You acknowledge that you have no expectation of privacy with regard to use of email, internet, voicemail or Company provided computer systems as the Company may monitor usage at any time. Do not store any personal information on the Company's systems that you do not want the Company to view.
21.Independent Legal Advice. You acknowledge that you have read and understood this Agreement and have been advised by us to seek independent legal advice and have been given a reasonable opportunity to seek and obtain such advice before signing the agreement.
22.Severability. If any provision contained in this Agreement (or part thereof) is determined to be unenforceable in whole or in part by a Court of competent jurisdiction, such invalid provision (or part thereof) shall be severed and the remaining terms will remain in full force and effect.
23.Survival of Terms. The obligations set out in sections 14 through 19 and any other term necessary to give efficacy thereto shall survive the termination, resignation or expiration of your employment or other working relationship, as applicable.
24.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company. Any representations, oral or written, that are not expressly included in this Agreement are superseded and of no force or effect.
25.Counterparts. This Agreement may be executed simultaneously in counterparts (including by means of electronically transmitted reproductions of signature pages), each of which shall be deemed an original, but both of which together constitute one and the same instrument.
26.Governing Law. The law of the state of Illinois governs the interpretation of this Agreement without regard to any choice of law or conflict of laws rules, provisions or principles (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

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We look forward to you joining MedAvail. If you choose to voluntarily accept this offer, please return an executed copy of this letter to us.

Yours truly,

MedAvail Technologies (US) Inc.
Per:

/s/ Ed Kilroy
Ed Kilroy – Chief Executive Officer
ACCEPTANCE
I have had the opportunity to review this offer of employment, understand its terms, and accept the terms offered above. I confirm that there are no terms which have been promised to me other than those described above. I acknowledge that I am able to consult with legal counsel, at my own cost, and that I am voluntarily accepting this offer.

Neil Prezioso	Date:

Witness	Date:

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